UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2008

Lightstone Value Plus Real Estate Investment Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-117367	20-1237795
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

326 Third Street
Lakewood, New Jersey 08701
_________________________________________________
(Address, including zip code, of Principal Executive Offices)
Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 16, 2008, Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Registrant”) made a preferred equity contribution of $11,000,000 (the “Contribution”) to PAF-SUB LLC (“PAF”), a wholly-owned subsidiary of Park Avenue Funding LLC (“Park Avenue”), in exchange for membership interests of PAF with certain rights and preferences described below (the “Preferred Units”). Park Avenue is a real estate lending company making loans, including first or second mortgages, mezzanine loans and collateral pledges of mortgages, to finance real estate transactions. Property types considered include multi-family, office, industrial, retail, self-storage, parking and land. Both PAF and Park Avenue are affiliates of our Sponsor.

PAF’s limited liability company agreement was amended on April 16, 2008 to create the Preferred Units and admit the Registrant as a member. The Preferred Units are entitled to a cumulative preferred distribution at the rate of 10% per annum, payable quarterly. In the event that PAF fails to pay such distribution when due, the preferred distribution rate increases to 17% per annum. The Preferred Units are redeemable, in whole or in part, at any time at the option of the Registrant upon at least 180 days’ prior written notice (the “Redemption”). In addition, the Preferred Units are entitled to a liquidation preference senior to any distribution upon dissolution with respect to other equity interests of PAF in an amount equal to (x) the Contribution plus any accrued but unpaid distributions less (y) any Redemption payments.

In connection with the Contribution, the Registrant and Park Avenue entered into a guarantee agreement on April 16, 2008, whereby Park Avenue unconditionally and irrevocably guarantees payment of the Redemption amounts when due (the “Guarantee”). Also, Park Avenue agrees to pay all costs and expenses incurred by the Registrant in connection with the enforcement of the Guarantee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

Date: April 22, 2008	By:	/s/ Joseph E. Teichman
Joseph E. Teichman
General Counsel